EXHIBIT 3.1

February 13, 2024

Emerald Holding, Inc.

100 Broadway

New York, New York 10005

Attention: Stacey Sayetta

E-mail: stacey.sayetta@emeraldx.com

To Whom It May Concern:

Reference is made to that certain Emerald Holding, Inc. (the “Company”) Certificate of Designations, dated June 29, 2020 (the “CoD”), for Series A Convertible Participating Preferred Stock. Capitalized terms used herein and not defined herein shall have the meaning set forth in the CoD.

Pursuant to Section 10(c) of the CoD, the Company may in certain circumstances cause a Mandatory Conversion subject to, among other things, satisfaction of the Common Stock Liquidity Conditions. In the event the Company desires to cause a Mandatory Conversion, the undersigned, OPV Gem Aggregator LP (“OPV Aggregator”), hereby waives the requirement set forth in Section (a)(i) of the definition of Common Stock Liquidity Conditions and accordingly accepts that the Company may cause a Mandatory Conversion without an effective registration statement on an appropriate form covering the shares of Common Stock underlying the Convertible Preferred Stock owned by OPV Aggregator prior to a Mandatory Conversion.

The foregoing waiver shall expire six (6) months after the date hereof unless otherwise extended in writing by OPV Aggregator (email being sufficient).

Except as specifically waived above, the terms and conditions of the CoD shall remain unchanged and shall remain in full force and effect. The foregoing waiver shall in no way modify or limit any registration or similar rights of OPV Aggregator and its Affiliates, including under (x) the Registration Rights Agreement, dated June 29, 2020, by and among the Company and OPV Aggregator or (y) the Registration Rights Agreement, dated July 19, 2013, by and among Expo Event Holdco, Inc. and the stockholders that are signatory thereto.

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US-DOCS\147727120

Sincerely,

OPV Gem Aggregator LP

By: Onex Partners V GP Limited, its general partner

By: /s/ Sam Camens
Name: Sam Camens
Title: Director